                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-120524

                                [LOGO OF ZANETT]

                             CURRENT INTEREST RATES

          This is a supplement to the Prospectus dated February 7, 2005

        CURRENT INTEREST RATES FOR RENEWABLE UNSECURED SUBORDINATED NOTES
                             OFFERED BY ZANETT, INC.

                            INTEREST RATES EFFECTIVE
                      MARCH 21, 2005 THROUGH APRIL 29, 2005

     PORTFOLIO
     AMOUNT (1)            $1,000 - $4,999          $5,000 - $24,999          $25,000 - $49,999
--------------------   -----------------------   -----------------------   -----------------------
                        Interest      Annual      Interest      Annual      Interest      Annual
     NOTE TERM           Rate %       Yield %      Rate %       Yield %      Rate %       Yield %
--------------------   ----------   ----------   ----------   ----------   ----------   ----------
         3 MONTH (2)         3.81         3.88         3.81         3.88         3.91         3.99
         6 MONTH (2)         4.01         4.09         4.01         4.09         4.11         4.20
          1 YEAR (3)         5.16         5.30         5.66         5.82         5.76         5.93
          2 YEAR (3)         5.96         6.14         6.46         6.67         6.56         6.78
          3 YEAR (3)         6.35         6.56         6.85         7.09         6.95         7.20
          4 YEAR (3)         6.75         6.98         6.75         6.98         6.85         7.09
          5 YEAR (3)         7.95         8.27         7.95         8.27         8.05         8.38
         10 YEAR (3)         8.25         8.60         8.25         8.60         8.35         8.71

     PORTFOLIO
     AMOUNT (1)           $50,000 - $74,999         $75,000 - $99,999         $100,000 OR MORE
--------------------   -----------------------   -----------------------   -----------------------
                        Interest      Annual      Interest      Annual      Interest      Annual
     NOTE TERM           Rate %       Yield %      Rate %       Yield %      Rate %       Yield %
--------------------   ----------   ----------   ----------   ----------   ----------   ----------
         3 MONTH (2)         4.01         4.09         4.11         4.20         4.21         4.30
         6 MONTH (2)         4.21         4.30         4.31         4.40         4.41         4.51
          1 YEAR (3)         5.86         6.03         5.96         6.14         6.06         6.25
          2 YEAR (3)         6.66         6.89         6.76         6.99         6.86         7.10
          3 YEAR (3)         7.05         7.30         7.15         7.41         7.25         7.52
          4 YEAR (3)         6.95         7.20         7.05         7.30         7.15         7.41
          5 YEAR (3)         8.15         8.49         8.25         8.60         8.35         8.71
         10 YEAR (3)         8.45         8.82         8.55         8.93         8.65         9.03

(1) We determine the applicable portfolio amount at the time you purchase or renew a note by aggregating the principal amount of all notes issued by Zanett, Inc. that are currently owned by you and your immediate family members. Immediate family members include parents, children, siblings, grandparents and grandchildren. Members of a sibling's family are also considered immediate family members if the holder's sibling is also a noteholder.

(2)     The annual yield calculation assumes that:

                a. the term of the note is renewed sequentially for an entire year,
                b. the interest earned during each term is included in the principal amount for the next term,
                c. the listed interest rate is the interest rate for each term, and
                d. the accrued interest is paid annually. More frequent interest payments will reduce your annual yield.

(3) The annual yield calculation assumes that accrued interest is paid annually. More frequent interest payments will reduce your annual yield.

The description in this prospectus supplement of the terms of these notes adds to the description of the general terms and provisions of the notes in the prospectus dated February 7, 2005. Investors should rely on the description of the notes in this supplement if it is inconsistent with the description in the prospectus.

       INTEREST RATES FOR NOTES PURCHASED OR RENEWED AFTER APRIL 29, 2005
                             ARE SUBJECT TO CHANGE.